EXHIBIT 11

                                 PENN TREATY AMERICAN CORPORATION
                                 COMPUTATION OF EARNINGS PER SHARE
                                            (unaudited)

                                                                      Three months                             Six months
                                                                     ended June 30,                          ended June 30,
                                                            ------------------------------              ----------------------------
                                                              1996 (1)             1995 (1)             1996 (1)            1995 (1)
                                                            ------------------------------              ----------------------------
Shares outstanding
    beginning of period ........................            6,990,084            4,671,284            6,971,284            4,671,284


Weighted average shares of
     exercised stock options ...................                3,721                 --                 24,535                 --
                                                            ---------            ---------            ---------            ---------


Weighted average primary
     shares outstanding ........................            6,993,805            4,671,284            6,995,819            4,671,284


Net income for primary
     earnings per share ........................            2,882,656            1,962,976            5,575,990            3,805,401


Net income per common
     primary share .............................            $    0.41            $    0.42            $    0.80            $    0.81
                                                            ---------            ---------            ---------            ---------

(1) Shares outstanding at the beginning of the period are net of Treasury Shares held at January 1, 1996 and 1995 of 605,629.